UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2017

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of new director

Effective May 31, 2017, Halcón Resources Corporation (the “Company”) increased the size of the Board of Directors of the Company (the “Board”) from nine to ten members and appointed Sylvia K. Barnes to serve as a Class A director with a term expiring at the Company’s annual meeting of stockholders in 2020 or until her earlier resignation or removal.  The Board also appointed Ms. Barnes to serve on the Audit Committee of the Board and the Reserves Committee of the Board.  The Board has determined that Ms. Barnes satisfies the definition of an “independent director” under the applicable rules of the New York Stock Exchange and the requirements for service on the Board pursuant to the Company’s Corporate Governance Guidelines, a copy of which is available under the “Investor Relations—Corporate Governance” page of the Company’s website at www.halconresources.com. The information on the Company’s website does not constitute a part of this report and is not incorporated herein by reference. There are no arrangements or understandings between Ms. Barnes and any other person pursuant to which Ms. Barrnes was appointed to serve as a director of the Company. There are no transactions in which Ms. Barnes has an interest that requires disclosure under Item 404(a) of Regulation S-K.

For her service on the Board, Ms. Barnes will be compensated according to the terms of the Company’s non-employee director compensation program. Ms. Barnes will also enter into an indemnity agreement with the Company, the form of which was previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on March 19, 2012.

Sylvia K. Barnes is a Principal and owner of Tanda Resources LLC, a privately-held oil & gas investment and consulting company focusing on upstream investments and consulting.  Previously, Ms. Barnes served as Managing Director and Group Head for KeyBanc Capital Markets Oil & Gas Investment and Corporate Banking Group from 2011 to 2015 and was a member of the firm’s Executive Committee.  Ms. Barnes previously served as Head of Energy Investment Banking at Madison Williams, and prior to that, as Managing Director at Merrill Lynch’s energy investment banking practice.  She joined Merrill Lynch as part of the firm’s 2006 acquisition of Petrie Parkman & Co.  From 1994 to 2000, Ms. Barnes worked as Managing Director and Senior Vice President for Nesbitt Burns, including serving as head of the firm’s U.S. energy investment banking group.  Ms. Barnes worked in various capacities at Nesbitt Burns and, from 1984 to 1993, she worked for its parent company, Bank of Montreal, specializing in structured finance and corporate banking for energy clients.  Ms. Barnes began her career as a reservoir engineer for Esso Resources.  Ms. Barnes graduated from the University of Manitoba with a Bachelor of Science in Engineering (Dean’s List), was a licensed professional engineer in Alberta and earned a Masters of Business Administration in Finance from York University.  Ms. Barnes’ extensive financial analysis and transaction experience, in addition to her knowledge of the oil and gas industry, provides her with valuable insights into corporate strategy, capital allocation, equity and debt financing and the assessment and management of risks faced by energy companies.  Ms. Barnes is active in oil and gas industry activities and in the Houston community.  She currently serves as Vice Chairperson of the Houston Energy Finance Group and Chairperson of the Santa Maria Hostel Foundation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

June 2, 2017	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer